Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FormFactor, Inc.:

We consent to the incorporation by reference in the Registration Statements (File Nos.  333-181450, 333-179589, 333-172318, 333-165058, 333-157610, 333-149411, 333-148198, 333-139074, 333-125918, 333-115137 and 333-106043) on Form S-8 of FormFactor, Inc. of our report dated May 16, 2012, with respect to the consolidated balance sheet of Astria Semiconductor Holdings, Inc. and subsidiaries as of December 31, 2011 and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the year ended December 31, 2011, which report appears in the Current Report on Form 8-K/A of FormFactor, Inc. filed December 21, 2012.

/s/ KPMG LLP

Santa Clara, California
December 21, 2012